Exhibit 99.1

February 1, 2012

NASDAQ OMX REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

–FY 2011 NON-GAAP DILUTED EPS GROWS 27% OVER PRIOR YEAR–

–2011 FULL YEAR NET EXCHANGE REVENUES AND EARNINGS REACH RECORD HIGHS–

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) reported strong results for the fourth quarter of 2011. Net income attributable to NASDAQ OMX for the fourth quarter of 2011 was $82 million, or $0.45 per diluted share, compared with $110 million, or $0.61 per diluted share, in the third quarter of 2011, and $137 million, or $0.69 per diluted share, in the fourth quarter of 2010. For the full year of 2011, net income attributable to NASDAQ OMX was $387 million, or $2.15 per diluted share.

Included in the fourth quarter of 2011 results are $44 million of pre-tax expenses associated with debt refinancing, the impairment of an available-for-sale investment security and merger and strategic initiatives.

Financial Highlights:

•	Net exchange revenues were $422 million in Q411, up from $400 million in Q410, and were $1,690 million in FY 2011, up 11% when compared to FY 2010.
•	Non-GAAP operating income was $187 million in Q411, up from $184 million in Q410, and was $769 million in FY 2011, an increase of 10% from FY 2010.
•	Non-GAAP net income was $113 million in Q411, up from $110 million in Q410, and reached $455 million in FY 2011, up 11% when compared to FY 2010.
•	Non-GAAP diluted EPS increased to $0.63 in Q411, up 15% over prior year results. For FY 2011, non-GAAP diluted EPS increased to $2.53, up 27% from FY 2010.

Summary of Non-GAAP Results[1]
($ millions, except EPS)	Q411	Q311	Q410	FY 2011	FY 2010
Net Exchange Revenues[2]	$422	$438	$400	$1,690	$1,522
Total Operating Expenses	235	234	216	921	826
Operating Income	187	204	184	769	696
Net Income	113	121	110	455	411
Diluted Earnings Per Share	$0.63	$0.67	$0.55	$2.53	$1.99

1. A complete reconciliation of GAAP to non-GAAP results is included in the attached tables. 2. Represents revenues less transaction rebates, brokerage, clearance and exchange fees.

Bob Greifeld, Chief Executive Officer and President, NASDAQ OMX said:

“In 2011, our strategic decision-making continued to pay off as we achieved double digit growth in revenues and earnings. Investments in new initiatives, contributions from acquisitions, and capital deployment decisions all contributed to our success despite the backdrop of a difficult macroeconomic environment. As we enter 2012, we remain committed to our strategic plan to ensure that we’re well positioned for continued growth.”

Fourth Quarter 2011 Highlights

•

Announced the approval of a share repurchase program, authorizing NASDAQ OMX to repurchase in the aggregate up to $300 million of its outstanding common stock. During the fourth quarter of 2011, NASDAQ OMX repurchased 3.98 million shares of common stock at an average price of $25.10 and an aggregate principal value of $100 million.

Market Services

•

Launched Genium Risk, a new risk management platform for the Nordic clearing house, NASDAQ OMX Clearing. Genium Risk, a state of the art risk system, provides the clearing house with a real-time risk management solution, including new tools for improved risk monitoring and handling of incidents for derivatives clearing.

•

Announced intentions to introduce competitive central counterparty (CCP) clearing, in cooperation with EMCF, EuroCCP and SIX x-clear, by the end of April 2012. Interoperability will allow members of NASDAQ OMX’s Nordic exchanges to choose between multiple clearing houses to clear and settle their trades. The introduction of competitive CCP is conditional on the necessary regulatory consents or approvals.

•

Membership at N2EX, the U.K. power market jointly operated by NASDAQ OMX and Nord Pool Spot, continued to grow on the back of increasing liquidity. N2EX ended the year with 34 members and 15 companies trading U.K. power futures. Recently, Scottish Power became the third of the six large U.K. utilities to commit to bidding arrangements in N2EX’s day-ahead auction, following earlier commitments by E.ON and SSE. During the fourth quarter of 2011, total cleared volumes reached 20.3 TWh, up from 9.3 TWh in the prior-year period, while futures volumes increased to 1.9 TWh.

•

Acquired the business of a leading provider of machine-readable economic news to trading firms and financial institutions. This acquisition allows NASDAQ OMX to provide a new service, Event Driven Analytics, which delivers U.S. government and other economic news directly from the source to customers interested in receiving information in an electronic feed. This service distributes dozens of U.S. government and other economic indicators to a variety of market participants, giving them instant access to events that are incorporated into algorithmic trading systems.

Issuer Services

•

The NASDAQ Stock Market attracted significant listing transfers during the fourth quarter of 2011, announcing that companies with more than $80 billion in market capitalization intended to switch their listing to NASDAQ. Blue chip companies Texas Instruments and Viacom led a variety of companies representing diverse industries that announced transfers of their listing. Notable transfers during the quarter include Icahn Enterprises, Sallie Mae, Frontier Communications and Wendy’s.

•	NASDAQ OMX welcomed 56 new listings during the quarter, including 16 initial public offerings. Among the largest IPOs this quarter were Groupon, Ubiquiti Networks, Jive Software, and Zynga.
•

Acquired Glide Technologies Limited, a leading London-based software-as-a-service (SaaS) provider specializing in corporate communications and reputation management solutions. Combining Glide Technologies with NASDAQ OMX’s Corporate Solutions has created the first and only fully-integrated workflow solution for investor relations and public relations professionals.

The NASDAQ OMX Group, Inc.	2

Market Technology

•

Signed a strategic alliance with Bolsa Electronica de Chile (BEC) to provide BEC with the NASDAQ OMX market technology, X-stream Trading, and advisory services for product development and global visibility. BEC and its members benefit from significant enhancements in performance, latency and throughput capacity by shifting to NASDAQ OMX’s proven exchange technology.

•

The SMARTS Broker Compliance business continued to demonstrate strong growth during the quarter, winning contracts with two global brokerage firms, each operating in 28 markets. And in parallel with Chi-X Australia commencing operations, SMARTS launched Broker Compliance in support of the new market while securing nearly a dozen new clients for the service.

Operating Highlights

U.S. Cash Equities

•

Total matched market share of U.S. cash equities was 21.3% in the fourth quarter of 2011, with NASDAQ matching 17.9%, NASDAQ OMX BX (“BX”) matching 2.4% and NASDAQ OMX PSX (“PSX”) matching 1.0%. Total matched market share was 22.4% in the third quarter of 2011 (NASDAQ: 18.9%; BX: 2.4%; PSX 1.1%) and 19.6% in the fourth quarter of 2010 (NASDAQ: 16.8%; BX: 2.3%; PSX 0.5%). Total matched share volume was 100.0 billion shares in the fourth quarter of 2011, compared with 125.0 billion shares in the third quarter of 2011 and 93.1 billion shares in the fourth quarter of 2010.

European Cash Equities

•

Total average daily volume was 394 thousand trades in the fourth quarter of 2011, compared with 423 thousand in the third quarter of 2011 and 275 thousand in the fourth quarter of 2010. Total average daily value traded was $3.0 billion in the fourth quarter of 2011, compared with $3.7 billion in the third quarter of 2011 and $3.2 billion in the fourth quarter of 2010.

U.S. Options

•

Total matched market share of U.S. equity options was 27.2% in the fourth quarter of 2011, with NASDAQ OMX PHLX (“PHLX”) matching 22.7% and The NASDAQ Options Market (“NOM”) matching 4.5%. Total market share of U.S. equity options was 26.4% in the third quarter of 2011 (PHLX: 22.3%; NOM: 4.1%) and 31.4% in the fourth quarter of 2010 (PHLX: 26.5%; NOM: 4.9%). Total industry average daily volume was 15.5 million contracts in the fourth quarter of 2011, compared with 18.5 million contracts in the third quarter of 2011 and 15.1 million contracts in the fourth quarter of 2010.

European Derivatives

•

In the fourth quarter of 2011, the average daily volume of options, futures and fixed-income contracts was 455 thousand (Q311: 492 thousand; Q410: 436 thousand). Within NASDAQ OMX Commodities, cleared power contracts during the fourth quarter of 2011 totaled 494 terawatt hours (“TWh”) (Q311: 416 TWh; Q410: 532 TWh).

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Global Listings

•

New listings totaled 56 in the fourth quarter of 2011 compared with 38 in the third quarter of 2011 and 63 in the fourth quarter of 2010. New listings for the fourth quarter of 2011 included 16 initial public offerings, compared with 18 in the third quarter of 2011 and 37 in the fourth quarter of 2010.

Market Technology

•

Total order intake, which represents the value of orders signed, was $36 million during the fourth quarter of 2011, compared with $35 million in the third quarter of 2011 and $71 million in the fourth quarter of 2010. At the end of the fourth quarter of 2011, total order value, which represents the total contract value of orders signed that are yet to be recognized as revenue, was $458 million, compared with $473 million at the end of the third quarter of 2011 and $495 million at the end of the fourth quarter of 2010.

Lee Shavel, Chief Financial Officer, said:

“2011 was a successful year across the board. Not only did we grow earnings by 27%, we also increased cash reserves, reduced outstanding debt obligations, lowered borrowing costs, and continued to return capital to shareholders. In the coming year, we plan to leverage our diversified business model and the strong cash flows it generates to invest in growth opportunities while continuing to generate strong returns for shareholders.”

Expense Guidance

For the full year of 2012 total core operating expenses are expected to be in the range of $915 million to $935 million, plus an additional $40 million to $50 million in incremental new initiative spending, resulting in total operating expenses in the range of $955 million to $985 million.

Financial Review

Revenues

Revenues less transaction rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $422 million for the fourth quarter of 2011, a decrease of $16 million, or 4%, from the third quarter of 2011 but an increase of $22 million, or 6%, from the fourth quarter of 2010. Changes in the exchange rates of various currencies as compared to the U.S. dollar had the impact of decreasing revenues in the fourth quarter of 2011 by $6 million when compared to the third quarter of 2011, and increasing revenues by $1 million when compared to the fourth quarter of 2010.

Market Services

Market Services net exchange revenues were $281 million for the fourth quarter of 2011, down 6% when compared to the third quarter of 2011 but up 6% when compared to the fourth quarter of 2010.

The NASDAQ OMX Group, Inc.	4

Transaction Services

Net exchange revenues from Transaction Services were $188 million for the fourth quarter of 2011, a decrease of $23 million, or 11%, when compared to the third quarter of 2011, but an increase of $6 million, or 3%, when compared to the fourth quarter of 2010.

•	Total net cash equity trading revenues were $59 million for the fourth quarter of 2011, down $8 million, or 12%, from the third quarter of 2011, and $1 million, or 2%, from the prior year quarter.
•

Net U.S. cash equity trading revenues declined $6 million when compared to the third quarter of 2011 but were equal to revenues in the fourth quarter of 2010. The decline in revenues when compared to the third quarter of 2011 is primarily due to reductions in industry trading volumes, partially offset by increases in the average net fee per share matched on NASDAQ’s trading system.

•

Included in U.S. cash equity trading revenues in the fourth quarter of 2011 are $73 million in SEC Section 31 fees, compared with $92 million in the third quarter of 2011 and $57 million in the fourth quarter of 2010. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•

European cash equity trading revenues were down $2 million, or 8%, from the third quarter of 2011 and $1 million, or 4%, from the prior year quarter. The decreases when compared to both periods are due primarily to declines in value traded. Also contributing to the decrease when compared to the third quarter of 2011 are changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Total net derivative trading and clearing revenues were $73 million for the fourth quarter of 2011, down $11 million, or 13%, from the third quarter of 2011, and $1 million, or 1%, from the prior year quarter.

•

Net U.S. derivative trading and clearing revenues decreased $10 million when compared to the third quarter of 2011 and $1 million when compared to the fourth quarter of 2010. The decrease when compared to the third quarter of 2011 is due primarily to lower industry trading volumes, while the decrease from the prior year quarter is due primarily to a decline in market share.

•

European derivative trading and clearing revenues decreased $1 million from the third quarter of 2011 but were equal to revenues in the fourth quarter of 2010. Lower revenues when compared to the third quarter of 2011 are primarily due to changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Access Services revenues were $56 million for the fourth quarter of 2011. When compared to the fourth quarter of 2010 revenues increased $8 million, or 17%, primarily due to the acquisition of FTEN, which was completed in December 2010. When compared to the third quarter of 2011, an audit adjustment in the third quarter of 2011 resulted in higher than normal revenues for that period.

The NASDAQ OMX Group, Inc.	5

Market Data

Market Data revenues were $87 million for the fourth quarter of 2011, up $4 million, or 5%, when compared to the third quarter of 2011, and up $8 million, or 10%, when compared to the fourth quarter of 2010.

•

Net U.S. tape plans revenues were $29 million in the fourth quarter of 2011, down $1 million when compared to the third quarter of 2011, but up $1 million when compared to the prior year quarter. The decline in revenues when compared to the third quarter of 2011 is due to a decrease in the amount of shareable revenues available in the various tape plans. The increase when compared to the fourth quarter of 2010 is due to higher trading and quoting market share, as calculated under the SEC-mandated market data revenue quoting and trading formula.

•

U.S. market data products revenues were $37 million in the fourth quarter of 2011, up $4 million when compared to the third quarter of 2011 and $5 million when compared to the prior year quarter. The increase in revenues when compared to both periods is due to higher customer demand for proprietary data products. Also contributing to the increase in revenue are higher audit fees in the fourth quarter of 2011.

•

European market data products revenues were $21 million in the fourth quarter of 2011, an increase of $1 million when compared to the third quarter of 2011, and an increase of $2 million when compared to the prior year quarter. The increase when compared to the third quarter of 2011 is primarily due to increased demand for data products and higher audit fees, offset somewhat by changes in the exchange rates of various currencies as compared to the U.S. dollar. The increase when compared to the fourth quarter of 2010 is primarily due to modified fees for market data products, increased demand for data products, and higher audit fees.

Issuer Services

Issuer Services revenues were $93 million for the fourth quarter of 2011, an increase of $1 million, or 1%, when compared to the third quarter of 2011, and an increase of $4 million, or 4%, when compared to the fourth quarter of 2010.

Global Listing Services

Global Listing Services revenues were $80 million for the fourth quarter of 2011, up $1 million, or 1%, when compared to the third quarter of 2011, and up $3 million, or 4%, when compared to the fourth quarter of 2010. Revenue growth when compared to both periods is primarily due to increases in Corporate Solutions revenues resulting from higher demand for services from customers. Also contributing to the increase when compared to the fourth quarter of 2010 are higher European listing revenues.

Global Index Group

Global Index Group revenues were $13 million for the fourth quarter of 2011, equal to revenues in the third quarter of 2011, and up $1 million, or 8%, when compared to the

The NASDAQ OMX Group, Inc.	6

fourth quarter of 2010. Higher revenues when compared to the prior year period are primarily due to increases in asset sizes of licensed ETFs, as well as additional demand for new licensed ETFs and other financial products.

Market Technology

Market Technology revenues were $48 million for the fourth quarter of 2011, up $2 million, or 4%, when compared to both the third quarter of 2011 and the fourth quarter of 2010. Contributing to increases when compared to both periods are revenues associated with recently delivered projects. Somewhat offsetting the increase when compared to the third quarter of 2011 are changes in the exchange rates of various currencies as compared to the U.S. dollar.

Operating Expenses

Total non-GAAP operating expenses increased $1 million to $235 million in the fourth quarter of 2011 from $234 million in the third quarter of 2011, and increased $19 million, or 9%, from $216 million in the prior year quarter. The increase when compared to the third quarter of 2011 is primarily driven by higher marketing and advertising expenses, and incremental spending for professional and contract services. Somewhat offsetting these increases are lower compensation expenses and a favorable effect from changes in the exchange rates of various currencies as compared to the U.S. dollar. When compared to the fourth quarter of 2010, the increase is primarily due to higher expenses associated with FTEN (acquired in December 2010), and Zoomvision Mamato (acquired in December 2010). Also contributing to the increase were higher compensation expenses and incremental spending for professional and contract services.

Items Excluded from Non-GAAP Results

Included in the fourth quarter of 2011 results are $44 million of pre-tax expenses associated with debt refinancing, the impairment of an available-for-sale investment security, and merger and strategic initiatives. These expenses have been excluded from non-GAAP results.

•

$25 million in pre-tax charges were recorded following NASDAQ OMX’s tender offer to purchase 2.5% convertible notes. Included were $22 million of a write-off associated with an unamortized debt discount, $2 million of debt issuance costs, and $1 million of other expenses.

•

A non-cash, other-than-temporary charge of $18 million related to an available-for-sale investment security in Dubai Financial Market. As of December 31, 2011, the cost basis of this investment security was $36 million and the fair value was $18 million. It was determined that the decline in value of this security below its carrying amount was other than temporary.

•	$1 million in expenses related to merger and strategic initiatives.

The NASDAQ OMX Group, Inc.	7

Net Interest Expense

Net interest expense was $23 million for the fourth quarter of 2011, compared with $27 million for the third quarter of 2011 and $24 million for the fourth quarter of 2010. The decrease in net interest expense when compared to both periods is primarily due to the refinancing of a prior credit facility and the purchase of 2.5% convertible notes. Interest income for the fourth quarter and third quarter of 2011 was $3 million and was $2 million for the fourth quarter of 2010.

Earnings Per Share

On a non-GAAP basis, fourth quarter 2011 earnings per diluted share were $0.63 as compared to non-GAAP earnings per diluted share of $0.67 in the third quarter of 2011 and non-GAAP earnings per diluted share of $0.55 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share were 180 million for the fourth quarter of 2011, 181 million for the third quarter of 2011, and 200 million for the fourth quarter of 2010.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx). NDAQG NDAQF

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income attributable to NASDAQ OMX, diluted earnings per share, operating income and operating expenses that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The NASDAQ OMX Group, Inc.	8

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Media Relations:	Contact Investor Relations:

Frank DeMaria +1.212.231.5183	Vincent Palmiere +1.212.401.8742

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

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The NASDAQ OMX Group, Inc.

Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Market Services	$698	$808	$648	$2,886	$2,700

Cost of revenues:
Transaction rebates	(324)	(390)	(299)	(1,344)	(1,312)
Brokerage, clearance and exchange fees	(93)	(118)	(84)	(404)	(363)

Total cost of revenues	(417)	(508)	(383)	(1,748)	(1,675)

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	281	300	265	1,138	1,025

Issuer Services	93	92	89	369	344
Market Technology	48	46	46	183	152
Other	—	—	—	—	1

Revenues less transaction rebates, brokerage, clearance and exchange fees	422	438	400	1,690	1,522

Operating Expenses:
Compensation and benefits	113	118	110	458	412
Marketing and advertising	9	4	6	24	20
Depreciation and amortization	28	28	27	109	103
Professional and contract services	25	23	21	90	78
Computer operations and data communications	15	17	15	65	58
Occupancy	22	23	22	91	88
Regulatory	9	9	9	35	35
Merger and strategic initiatives	1	3	2	38	4
General, administrative and other	39	18	13	84	93

Total operating expenses	261	243	225	994	891

Operating income	161	195	175	696	631

Interest income	3	3	2	11	9
Interest expense	(26)	(30)	(26)	(119)	(102)
Asset impairment charges	(18)	—	—	(18)	—
Dividend and investment income	—	1	(3)	1	(3)
Loss on divestiture of businesses	—	—	—	—	(11)
Income from unconsolidated investees, net	1	1	—	2	2

Income before income taxes	121	170	148	573	526
Income tax provision	40	61	13	190	137

Net income	81	109	135	383	389

Net loss attributable to noncontrolling interests	1	1	2	4	6

Net income attributable to NASDAQ OMX	$82	$110	$137	$387	$395

Basic and diluted earnings per share:
Basic earnings per share	$0.46	$0.62	$0.70	$2.20	$1.94

Diluted earnings per share	$0.45	$0.61	$0.69	$2.15	$1.91

Weighted-average common shares outstanding for earnings per share:
Basic	175	177	195	176	203
Diluted	180	181	200	180	207

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$385	$481	$331	$1,617	$1,600

Cost of revenues:
Transaction rebates	(261)	(327)	(219)	(1,087)	(1,094)
Brokerage, clearance and exchange fees	(87)	(111)	(75)	(375)	(341)

Total U.S. cash equity cost of revenues	(348)	(438)	(294)	(1,462)	(1,435)

Net U.S. cash equity trading revenues	37	43	37	155	165
European cash equity trading	22	24	23	93	90

Total net cash equity trading revenues	59	67	60	248	255

Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	110	121	131	471	390

Cost of revenues:
Transaction rebates	(63)	(63)	(80)	(257)	(218)
Brokerage, clearance and exchange fees	(6)	(7)	(9)	(29)	(22)

Total U.S. derivative trading and clearing cost of revenues	(69)	(70)	(89)	(286)	(240)

Net U.S. derivative trading and clearing revenues	41	51	42	185	150
European derivative trading and clearing	32	33	32	128	115

Total net derivative trading and clearing revenues	73	84	74	313	265

Access Services Revenues	56	60	48	223	173

Total Transaction Services revenues less transaction rebates, brokerage, clearance and exchange fees	188	211	182	784	693

Market Data Revenues:
Net U.S. tape plans	29	30	28	115	117
U.S. market data products	37	33	32	135	126
European market data products	21	20	19	83	70

Total Market Data revenues	87	83	79	333	313

Broker Services Revenues	5	5	4	19	15

Other Market Services Revenues	1	1	—	2	4

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	281	300	265	1,138	1,025

ISSUER SERVICES
Global Listing Services Revenues:
Annual renewal	29	30	29	118	113
Listing of additional shares	10	10	10	39	39
Initial listing	4	4	4	16	18

Total U.S. listing services	43	44	43	173	170
European listing fees	13	13	12	54	49
Corporate Solutions	24	22	22	90	78

Total Global Listing Services revenues	80	79	77	317	297

Global Index Group Revenues	13	13	12	52	47

Total Issuer Services revenues	93	92	89	369	344

MARKET TECHNOLOGY
License, support and facility management	29	28	27	115	103
Delivery project	6	6	5	24	17
Change request, advisory and broker surveillance	13	12	14	44	32

Total Market Technology revenues	48	46	46	183	152

Other	—	—	—	—	1

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$422	$438	$400	$1,690	$1,522

The NASDAQ OMX Group, Inc.

Consolidated Balance Sheets

(in millions)

	December 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$506	$315
Restricted cash	43	60
Financial investments, at fair value	279	253
Receivables, net	308	298
Deferred tax assets	16	13
Open clearing contracts:
Derivative positions, at fair value	1,566	4,037
Resale agreements, at contract value	3,745	3,441
Other current assets	110	93

Total current assets	6,573	8,510
Non-current restricted cash	105	105
Property and equipment, net	193	164
Non-current deferred tax assets	392	433
Goodwill	5,061	5,127
Intangible assets, net	1,648	1,719
Other non-current assets	119	149

Total assets	$14,091	$16,207

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$164	$142
Section 31 fees payable to SEC	106	82
Accrued personnel costs	132	122
Deferred revenue	124	122
Other current liabilities	121	119
Deferred tax liabilities	27	26
Open clearing contracts:
Derivative positions, at fair value	1,566	4,037
Repurchase agreements, at contract value	3,745	3,441
Current portion of debt obligations	45	140

Total current liabilities	6,030	8,231
Debt obligations	2,072	2,181
Non-current deferred tax liabilities	670	698
Non-current deferred revenue	154	170
Other non-current liabilities	179	198

Total liabilities	9,105	11,478

Commitments and contingencies

Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,793	3,780
Common stock in treasury, at cost	(860)	(796)
Accumulated other comprehensive loss	(350)	(272)
Retained earnings	2,391	2,004

Total NASDAQ OMX stockholders’ equity	4,976	4,718
Noncontrolling interests	10	11

Total equity	4,986	4,729

Total liabilities and equity	$14,091	$16,207

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GAAP net income attributable to NASDAQ OMX:	$82	$110	$137	$387	$395

Non-GAAP adjustments:

Merger and strategic initiatives	1	3	2	38	4
Extinguishment of debt	25	6	—	31	40
Asset impairment charges	18	—	—	18	—
Sublease reserves	—	—	1	—	5
Asset retirements	—	—	—	—	2
Workforce reductions	—	—	2	—	9
Loss on divestiture of businesses	—	—	—	—	11
Other	—	—	4	4	5

Total non-GAAP adjustments	44	9	9	91	76
Adjustment to the income tax provision to reflect non-GAAP adjustments(1)	(13)	(3)	(3)	(28)	(28)
Significant tax adjustments, net	—	5	(33)	5	(32)

Total non-GAAP adjustments, net of tax	31	11	(27)	68	16

Non-GAAP net income attributable to NASDAQ OMX:	$113	$121	$110	$455	$411

GAAP diluted earnings per common share:	$0.45	$0.61	$0.69	$2.15	$1.91
Total adjustments from non-GAAP net income above	0.18	0.06	(0.14)	0.38	0.08

Non-GAAP diluted earnings per common share:	$0.63	$0.67	$0.55	$2.53	$1.99

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GAAP operating income:	$161	$195	$175	$696	$631

Non-GAAP adjustments:

Merger and strategic initiatives	1	3	2	38	4
Extinguishment of debt	25	6	—	31	40
Sublease reserves	—	—	1	—	5
Asset retirements	—	—	—	—	2
Workforce reductions	—	—	2	—	9
Other	—	—	4	4	5

Total non-GAAP adjustments	26	9	9	73	65

Non-GAAP operating income	$187	$204	$184	$769	$696

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$422	$438	$400	$1,690	$1,522

Non-GAAP operating margin (2)	44%	47%	46%	46%	46%

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred.

(2)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction rebates, brokerage, clearance and exchange fees.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GAAP operating expenses:	$261	$243	$225	$994	$891

Non-GAAP adjustments:

Merger and strategic initiatives	(1)	(3)	(2)	(38)	(4)
Extinguishment of debt	(25)	(6)	—	(31)	(40)
Sublease reserve	—	—	(1)	—	(5)
Asset retirements	—	—	—	—	(2)
Workforce reductions	—	—	(2)	—	(9)
Other	—	—	(4)	(4)	(5)

Total non-GAAP adjustments	(26)	(9)	(9)	(73)	(65)

Non-GAAP operating expenses	$235	$234	$216	$921	$826

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	1.85	2.18	1.89
Matched market share executed on NASDAQ	27.2%	28.0%	27.5%
Matched market share executed on NASDAQ OMX BX	2.5%	2.5%	1.8%
Matched market share executed on NASDAQ OMX PSX	1.1%	1.2%	0.5%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	30.2%	28.6%	32.5%
Total market share (1)	61.0%	60.2%	62.3%

New York Stock Exchange, or NYSE securities
Average daily share volume (in billions)	4.14	4.78	4.31
Matched market share executed on NASDAQ	13.3%	14.3%	11.9%
Matched market share executed on NASDAQ OMX BX	2.5%	2.5%	2.2%
Matched market share executed on NASDAQ OMX PSX	0.6%	0.6%	0.5%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	27.5%	25.6%	30.0%
Total market share (1)	44.0%	43.0%	44.6%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.45	1.80	1.22
Matched market share executed on NASDAQ	19.2%	19.9%	17.7%
Matched market share executed on NASDAQ OMX BX	1.9%	2.1%	3.2%
Matched market share executed on NASDAQ OMX PSX	1.9%	2.0%	0.6%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	27.2%	24.2%	26.5%
Total market share (1)	50.2%	48.2%	48.0%

Total U.S.-listed securities
Average daily share volume (in billions)	7.45	8.76	7.42
Matched share volume (in billions)	100.0	125.0	93.1
Matched market share executed on NASDAQ	17.9%	18.9%	16.8%
Matched market share executed on NASDAQ OMX BX	2.4%	2.4%	2.3%
Matched market share executed on NASDAQ OMX PSX	1.0%	1.1%	0.5%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Securities
Average daily number of equity trades	394,290	422,658	274,776
Average daily value of shares traded (in billions)	$3.0	$3.7	$3.2

Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	15.5	18.5	15.1
NASDAQ OMX PHLX matched market share	22.7%	22.3%	26.5%
The NASDAQ Options Market matched market share	4.5%	4.1%	4.9%

NASDAQ OMX Nordic and NASDAQ OMX Baltic
Average daily volume:
Options, futures and fixed-income contracts	455,341	491,968	436,253
Finnish option contracts traded on Eurex	46,557	65,716	99,716

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(2)	494	416	532
Carbon contracts (1000 tCO2)(2)	29,908	15,511	5,582

Issuer Services
Initial public offerings
NASDAQ	15	16	34
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic	1	2	3

New listings
NASDAQ (3)	44	33	54
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic (4)	12	5	9

Number of listed companies
NASDAQ (5)	2,680	2,717	2,778
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic (6)	776	771	780

Market Technology
Order intake (in millions)(7)	$36	$35	$71
Total order value (in millions)(8)	$458	$473	$495

(1)	Includes transactions executed on NASDAQ’s, NASDAQ OMX BX’s and NASDAQ OMX PSX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(2)	Primarily transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measured by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(3)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(4)	New listings include IPOs and represent companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets of NASDAQ OMX First North.
(5)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(6)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets of NASDAQ OMX First North at period end.
(7)	Total contract value of orders signed during the period.
(8)	Represents total contract value of orders signed that are yet to be recognized as revenue.